UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 14, 2004

Intervoice, Inc.

(Exact name of registrant as specified in its charter)

Texas	001-15045	75-1927578
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

17811 Waterview Parkway,
Dallas, Texas 75252
(Address, including zip code, of principal executive offices)
Registrant’s telephone number, including area code: (972) 454-8000

Not applicable
(Former name or former address, if changed since last report)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 5.02. Departure of Directors or Principal Officers; Appointment of Principal Officers.
Item 8.01 Other Events
SIGNATURE

Item 1.01 Entry into a Material Definitive Agreement

     On December 14, 2004, the Board of Directors of Intervoice, Inc. (the “Company”) approved paying Gerald F. Montry $50,000 per fiscal year, to be paid quarterly, effective December 1, 2004, for his services as Chairman of the Board of Directors of the Company. Mr. Montry became Chairman of the Board of Directors of the Company effective November 18, 2004. The payment was approved by the Board of Directors of the Company, but is not otherwise set forth in a written agreement between Mr. Montry and the Company.

     There was no change in other fees payable to the Company’s directors. All directors who are not employees of the Company receive an annual retainer of $15,000 for serving as a director of the Company. Members of the Audit Committee and Compensation Committee receive annual retainers of $5,000 and $3,000, respectively. The Company also reimburses all directors for travel, lodging and related expenses incurred in attending Board and committee meetings. Directors who are not employees of the Company receive a fee of $1,000 for each Board or committee meeting attended in person, and $500 for each Board or committee meeting attended by phone conference.

Item 5.02. Departure of Directors or Principal Officers; Appointment of Principal Officers.

     In connection with David Brandenburg’s previously announced intention to only continue as a director of the Company through late December 2004, Mr. Brandenburg has now tendered his resignation from the Board of Directors of the Company effective as of December 22, 2004.

Item 8.01 Other Events

     On December 14, 2004, the Board of Directors of the Company approved terminating the Employee Stock Purchase Plan of the Company effective December 31, 2004, following the purchase and distribution of shares as of that date.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERVOICE, INC.

	By:	/s/ Robert E. Ritchey

Robert E. Ritchey President and Chief Executive Officer
Date: December 20, 2004